UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

LESLIE RUTLEDGE and FALCO INVESTMENTS, Plaintiffs, vs. DAVID FIGUIREDO, et al., Defendants.	Case No. 2:13-cv-00783-GMN-NJK **REPORT & RECOMMENDATION**

This matter is before the court on Plaintiffs' failure to comply with the Court's Order (Docket No. 31).

On September 18, 2013, this court granted the law firm of Hutchison & Steffen, LLC's motion to withdraw as counsel of record and gave Plaintiff Leslie Rutledge until October 11, 2013, in which to retain counsel or file a notice with the court that she would be appearing in this matter *pro se*. Docket No. 27. Because a corporation cannot appear except through counsel, the court gave Plaintiff Falco Investments until October 11, 2013, in which to retain counsel of record authorized to appear in this action. *Id.* The order directed the Clerk of the Court to serve plaintiffs with a copy of the order at the last known addresses provided by its former counsel, and advised plaintiffs that their failure to timely comply with the order "may result in a recommendation to the District Judge for sanctions, including case-dispositive sanctions." Plaintiff Falco Investments failed to retain counsel of record, and Plaintiff Leslie Rutledge failed to either retain counsel of record or to file a notice with the court that she will be appearing in this matter *pro se* by the October 11, 2013, deadline. Neither of the plaintiffs requested an extension of time in which to comply with the court's order. To date, both plaintiffs have not complied with the Court's order.

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On October 15, 2013, the Court issued an Order to Show Cause instructing plaintiffs to show cause, in writing, no later than November 12, 2013, why they should not be sanctioned and/or why the Court should not recommend that default judgment be entered against them for failure to prosecute and failure to comply with the Court's prior order. *See* Court Order to Show Cause, Docket No. 31. The Order advised plaintiffs that failure to comply would result in a recommendation to the District Judge that default judgment be entered against them. *Id.* Plaintiffs have not complied or requested an extension of time in which to comply.

Accordingly,

IT IS THE RECOMMENDATION of the undersigned United States Magistrate Judge that the Complaint (#1), be DISMISSED.

IT IS FURTHER RECOMMENDED that the Clerk of the Court enter judgment accordingly.

Dated this 15th day of November, 2013.

NANCY J. KOPPE
UNITED STATES MAGISTRATE JUDGE

NOTICE

These findings and recommendations are submitted to the United States District Judge assigned to the case, pursuant to the provisions of 28 U.S.C. § 636(b)(1). Within fourteen days after being served with these findings and recommendations, any party may file written objections with the court. Pursuant to Local Rule of Practice (LR) IB 3-2(a), any party wishing to object to the findings and recommendations of a magistrate judge shall file and serve *specific written objections* together with points and authorities in support of those objections, within fourteen days of the date of service of the findings and recommendations. The document should be captioned "Objections to Magistrate Judge's Findings and Recommendations." The parties are advised that failure to file objections within the specified time may waive the right to appeal the District Court's Order. *Martinez v. Ylst*, 951 F.2d 1153 (9th Cir. 1991). The points and authorities filed in support of the specific written objections are subject to the page limitations found in LR 7-4.